Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended August 31,
	2006	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$976,667	90%	$787,152	72%
Correspondent Bulk	27,263	3	120,706	11
Retail (C)	78,219	7	186,844	17
Total	$1,082,149	100%	$1,094,702	100%

Funding Days in the Month	23		23
Average Originations Per Funding Day	$47,050		$47,596

	For the Eight Months Ended August 31,
	2006 (B)	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$5,702,435	85%	$4,849,871	77%
Correspondent Bulk	349,470	5	398,275	6
Retail (C)	655,274	10	1,034,307	17
Total	$6,707,179	100%	$6,282,453	100%

Funding Days in the Month	169		169
Average Originations Per Funding Day	$39,687		$37,174

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended 8/31/2006
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	8.01%	84.3%	700	28%
620 to 659	8.88	84.6	639	23
580 to 619	9.36	83.6	599	25
540 to 579	9.71	80.9	559	16
539 and below	10.09	77.7	527	8

	9.00%	83.1%	624	100%

Summary by Program Type
2-Year Fixed	9.53%	83.8%	608	47%
2-Year Fixed 40/30	9.05	83.1	620	18
30-Year Fixed	8.80	78.3	618	11
2-Year Fixed Interest-only	8.49	81.6	658	11
30/15-Year Fixed	11.45	99.7	660	4
30-Year MTA	1.97	79.7	697	4
40/30-Year Fixed	8.77	78.3	615	2
Other Products	8.31	79.2	634	3

	9.00%	83.1%	624	100%
Weighted Average
Coupon Excluding MTA	9.29%

Note: The origination data on this report includes loans secured by second mortgages.